UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER
CUSIP NUMBER

(Check One):             /x/ Form 10-K  / / Form 20-F  / / Form 11-K
                        / / Form 10-Q / / Form N-SAR

                        For Period Ended: December 31, 2000

                        / / Transition Report on Form 10-K
                        / / Transition Report on Form 20-F
                        / / Transition Report on Form 11-K
                        / / Transition Report on Form 10-Q
                        / / Transition Report on Form N-SAR

                        For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

COMC, INC.
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Full Name of Registrant

AUTOMEDIX SCIENCES
----------------------------------------------------------
Former Name if Applicable

2840 Howe Road, Suite D
----------------------------------------------------------
Address of Principal Executive Office (Street and Number)

MARTINEZ, CA 94553
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / s(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Registrant is unable to file its Form 10-KSB within the prescribed period due to recent events which, based on analysis of such events and discussions concerning such events with Registrant's accountants, need to be disclosed both in Registrant's financial statements and in the narrative section of Registrant's 10-KSB. Registrant will not be able to make all necessary changes to Registrant's 10-KSB and circulate such changes to Registrant's accountants and directors for review such that Registrant's 10-KSB can be filed timely. These reasons could not be eliminated by Registrant without unreasonable delay or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Christoper R. Smith               (925)                   335-4000
    -----------------------          ----------             -----------------
              (Name)                (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). /X/ Yes / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        / / Yes  /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   COMC, INC.
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2001                 By:      /s/Christopher R. Smith
                                            ---------------------------
                                             President